UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2014 (April 27, 2014)
Date of Report (Date of earliest event reported)

TOUCHPOINT METRICS, INC.
(Exact name of registrant as specified in its charter)

California	000-54918
(State or other jurisdiction of incorporation)	(Commission File Number)

201 Spear Street, Suite 1100 San Francisco, California 94105
(Address of principal executive offices, including zip code)

415-526-2655
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01                        REGULATION FD DISCLOSURE.

On April 27, 2015, our Chief Operating Officer announced our financial results for the full year ended December 31, 2014: "This past year we've made significant progress on our path to grow the company through new client acquisitions, expanding current client relationships and strengthening our position as being a single-source provider of customer experience solutions. We are pleased to report the increase in revenues, and continue to focus on increasing sales–while being mindful of expenses, and ensuring the company will remain financially stable to support our short- and long-term business plan."

Select highlights Fiscal Year 2014 results include:

•
Total Revenue: Revenues for the year ended December 31, 2014 increased 118% from fiscal year 2013, due to increased sales of our consulting and software-enabled services, including delivery of Touchpoint Mapping® On-Demand, to a greater number of business clients.

•	Gross profit for Fiscal Year 2014 increased 155% from fiscal year 2013.
The foregoing percentages are derived from selected line items set forth in our financial statements for the period ended December 31, 2014 and do not reflect our complete financial condition.  For a complete discussion of our financial condition we refer you to our Form 10-k for the period ending December 31, 2014 as filed with the Securities and Exchange Commission on EDGAR.

•
The company reported a net income and positive cash flow from operations in 2014 and an increase in accounts receivables, assets and deferred revenue, while decreasing accounts payable and accrued interest.

"The opportunity to transform how companies gather and compile customer experience data in near real time has never been greater, especially with organizations demanding technology that helps employees be more mobile and collaborative, while keep information secure," said Michael Hinshaw, Touchpoint Metrics President and CEO. "We continue to work with our clients, some of which are leaders within their respective industries, to assist them in all aspects of their customer relationships to drive revenue, profits and improve customer experience."

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Document Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUCHPOINT METRICS, INC.

Date:	April 28, 2015	By:	MICHAEL HINSHAW
		Name:	Michael Hinshaw
		Title:	Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Treasurer and a member of the Board of Directors